EXHIBIT 99.2
CDW Declares Quarterly Cash Dividend of $0.38 Per Share
Reinforces Ongoing Commitment to Delivering Value to Stockholders

LINCOLNSHIRE, Ill., August 5, 2020 -- CDW Corporation (Nasdaq:CDW), a leading multi-brand technology solutions provider to business, government, education and healthcare customers in the United States, the United Kingdom and Canada, today announced that its Board of Directors has declared a quarterly cash dividend of $0.38 per common share to be paid on September 10, 2020 to all stockholders of record as of the close of business on August 25, 2020.  This represents a 28.8 percent increase over last year’s dividend. Future dividends will be subject to Board of Director approval.
“We remain confident in our liquidity position and the cash flow generation capability of CDW’s business.   Our quarterly dividend to shareholders continues to be an important part of our capital priorities, along with managing leverage and being thoughtful about other areas of capital deployment.  As a result of COVID-19 and our continued focus on enhancing liquidity, share repurchases remain suspended,” said Collin B. Kebo, chief financial officer, CDW.
About CDW
CDW Corporation (Nasdaq:CDW) is a leading multi-brand technology solutions provider to business, government, education and healthcare customers in the United States, the United Kingdom and Canada.
A Fortune 500 company and member of the S&P 500 Index, CDW was founded in 1984 and employs over 10,000 coworkers. For the trailing twelve months ended June 30, 2020, CDW generated Net sales over $18 billion. For more information about CDW, please visit www.CDW.com.
Forward-Looking Statements
Statements in this release that are not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding (i) the impact of COVID-19 on CDW's business, operations and liquidity, and (ii) capital priorities and other strategic plans of CDW.  These forward-looking statements are subject to risks and uncertainties that may cause actual results or events to differ materially from those described in such statements. Although CDW believes that its plans, intentions and other expectations reflected in or suggested by such forward-looking statements are reasonable, it can give no assurance that it will achieve those plans, intentions or expectations. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions "Forward-Looking Statements" and "Risk Factors" in CDW's Annual Report on Form 10-K for the year ended December 31, 2019 and subsequent filings with the SEC. CDW undertakes no obligation to update or revise any of its forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

Investor Inquiries                    Media Inquires
Brittany A. Smith                    Sara Granack
Vice President, Investor Relations and        Vice President, Corporate Communications
Financial Planning and Analysis            (847) 419-7411
(847) 968-0238                    mediarelations@cdw.com
investorrelations@cdw.com

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